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                                                                  EXHIBIT 99.1

Focal Contacts:
---------------

Investor Relations:
Debra O'Shea
Director of Investor Relations
312-895-8427

Media Relations:
Arianne Venuso
Senior Manager Public Relations
312-895-8274

FOR IMMEDIATE RELEASE

 Focal Communications Corporation Announces $200 Million Private Debt Offering

CHICAGO, January 3, 2000 -- Focal Communications Corporation (Nasdaq:FCOM), today announced that it is proposing to issue $200 million in aggregate principal amount of Senior Notes due 2010 (the "Notes") in a private placement to qualified institutional investors in accordance with Securities Exchange Commission Rule 144A and outside of the United States in accordance with Regulation S under the Securities Act of 1933. These securities have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Focal expects the net proceeds of this offering will be used to finance the cost to acquire equipment and network assets; to fund operating losses; for working capital and potential acquisitions; and for general corporate purposes.

The foregoing discussion regarding Focal Communications Corporation contains forward-looking statements. Focal's future performance is subject to numerous risks and uncertainties that could cause actual results to deviate substantially from those discussed in these forward-looking statements. Factors that could impact future results include but are not limited to: the successful execution of Focal's expansion activities into new geographic markets on a timely and cost-effective basis; the successful introduction and expansion of voice and data service offerings on a timely and cost-effective basis; the pace at which new competitors enter Focal's existing and planned markets; competitive responses of other carriers; the execution of interconnection agreements with incumbent local exchange carriers on terms satisfactory to Focal; acceptance of Focal's services by new and existing customers; Focal's ability to raise sufficient capital on acceptable terms and on a timely basis; the outcome of legal and regulatory proceedings regarding reciprocal compensation for Internet-related calls; the ability to successfully provision HDSL2 services, the ability to attract and retain talented employees; effective management of administrative, technical and operational issues presented by Focal's expansion plans; Focal's ability to successfully address Year 2000 remediation issues and Focal's ability to successfully access markets, install switching electronics, and obtain the use of fiber transport facilities and any required governmental authorizations, franchises or permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as regulatory and judicial developments that could cause actual results to differ materially from the future results indicated, expressed or implied, in such forward-looking statements. Investors are directed to examine Focal's SEC filings, which more fully describe the risks and uncertainties associated with Focal's business.

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About Focal

Focal Communications Corporation (www.focal.com) is a rapidly growing facilities-based communications provider. Headquartered in Chicago, Focal offers innovative data and voice services to large corporations, value-added resellers and Internet service providers across the United States. Focal's common stock is traded on the Nasdaq National Market under the symbol FCOM.

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